Exhibit 10.9

AMENDED AND RESTATED REINSURANCE AGREEMENT

between

Fidelity Life Association, A Legal Reserve Life Insurance Company

Chicago, Illinois

and

Hannover Life Reassurance Company of America

Orlando, Florida

Effective as of July 1, 2016

HA-FKLA-08

TABLE OF CONTENTS

ARTICLE I	GENERAL PROVISIONS	4
ARTICLE II	PREMIUMS	13
ARTICLE III	ALLOWANCES	13
ARTICLE IV	CLAIMS	13
ARTICLE V	QUOTA SHARE ADJUSTMENTS	15
ARTICLE VI	EXPENSE AND RISK CHARGES	15
ARTICLE VII	LOSS CARRYFORWARD AND REFUNDS	15
ARTICLE VIII	ACCOUNTING AND SETTLEMENTS	16
ARTICLE IX	DURATION AND RECAPTURE	17
ARTICLE X	TERMINAL ACCOUNTING AND SETTLEMENT	17
ARTICLE XI	ARBITRATION	18
ARTICLE XII	INSOLVENCY	20
ARTICLE XIII	CONFIDENTIAL INFORMATION	20
ARTICLE XIV	REPRESENTATIONS AND WARRANTIES	21
ARTICLE XV	CLOSING CONDITIONS	23
ARTICLE XVI	ASSIGNMENT OR TRANSFER	23

SCHEDULE A	SETTLEMENT STATEMENT
SCHEDULE B	FINANCIAL REPORTING REQUIREMENTS
EXHIBIT A-1	POLICY FORMS & PRODUCT NAMES FOR COVERED CO/YRT POLICIES
EXHIBIT A-2	POLICY FORMS & PRODUCT NAMES FOR COVERED YRT-only POLICIES
EXHIBIT B	SCHEDULED DECREASE TO THE FUNDS WITHHELD ACCOUNT
EXHIBIT C-1	YRT GUARANTEED PREMIUM RATES FOR REINSURED POLICIES IN THEIR LEVEL PERIOD AND FOR ALL WHOLE LIFE POLICIES
EXHIBIT C-2	YRT GUARANTEED PREMIUM RATES FOR REINSURED POLICIES IN THEIR POST-LEVEL PERIOD
EXHIBIT D	AMORTIZATION FACTORS
EXHIBIT E	MRT1 PREMIUM FACTORS

AMENDED AND RESTATED REINSURANCE AGREEMENT

This Amended and Restated Reinsurance Agreement (this “Agreement”) is made and entered into by and between Fidelity Life Association, A Legal Reserve Life Insurance Company (hereinafter referred to as the “Ceding Company”) and Hannover Life Reassurance Company of America (hereinafter referred to as the “Reinsurer”). This Agreement shall be effective as of July 1, 2016 (the “Amended and Restated Effective Date”).

WHEREAS, the Ceding Company and Reinsurer entered into the Reinsurance Agreement (the “Original Agreement”) effective as of July 1, 2013 (the “Original Effective Date”), as amended by Amendment I and Amendment II effective July 1, 2013, and June 30, 2015, respectively, and

WHEREAS, the Ceding Company and Reinsurer have mutually agreed to amend and restate the Original Agreement effective as of the Amended and Restated Effective Date, and

NOW, THEREFORE, In consideration of the promises, covenants, agreements, representations, and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ENDORSEMENT PAGE

This Agreement is executed in duplicate by officers of the Ceding Company and the Reinsurer indicated below.

FIDELITY LIFE ASSOCIATION, A LEGAL RESERVE LIFE INSURANCE-COMPANY	HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

Signature: /s/ Gregory J Roemelt	Signature: UNDICIPHERABLE

Name: Gregory J Roemelt	Name: UNDICIPHERABLE

Title: Chief Actuary	Title: SVP

Date Signed: 11/8/16	Date Signed: 9/13/2016

Signature: /s/ Jim Harkensee	Signature: UNDICIPHERABLE

Name: Jim Harkensee	Name: UNDICIPHERABLE

Title: President & COO	Title: EVP

Date Signed: 11/8/2016	Date Signed: 9/27/16

ARTICLE I – GENERAL PROVISIONS

1.	Definitions. The following terms have the definitions set forth below:

1.1.	Accounting Period: Has the meaning set forth in Article VIII, Paragraph 1.

1.2.	Agreement: Means as defined in the introductory paragraph, Amended and Restated Reinsurance Agreement, of this Agreement.

1.3.	Amended and Restated Effective Date: Means as defined in the introductory paragraph, Amended and Restated Reinsurance Agreement, of this Agreement.

1.4.	Amortization Factor: Means for a given Accounting Period, the associated amount described in Exhibit D attached hereto.

1.5.	Ceding Company: Means as defined in the introductory paragraph of this Agreement.

1.6.

Coinsured Benefits: Means for a given Accounting Period the product of (i) the Prior Coinsurance QS and (ii) the aggregate death claims and covered rider benefits incurred by the Covered Co/YRT Policies during such Accounting Period, net of Third Party Reinsurance.

1.7.

Coinsurance Net Premiums: Means for a given Accounting Period the product of (i) the Prior Coinsurance QS and (ii) the premiums paid by policyholders in respect of the Covered Co/YRT Policies during the Accounting Period, net of Third Party Reinsurance. Means, on the Amended and Restated Effective Date, the product of (i) the Net Statutory Reserves associated with the Newly Added Covered Co/YRT Policies, multiplied by (ii) 60%.

1.8.	Consumer: Means as defined in Article XIll, Paragraph 2.

1.9.	Covered Co/YRT Policies: Means all of the in force policies and riders with plan codes and policy forms listed in Exhibit A-1 attached hereto, with issue dates on or before December 31, 2015.

1.10.	Covered YRT-only Policies: Means all of the in force policies with policy forms and plan codes listed in Exhibit A-2 attached hereto, with issue dates on or before December 31, 2015.

1.11.	Customer: Means as defined in Article XIII, Paragraph 2.

1.12.

Decrease to the Funds Withheld Account: Means for any given Accounting Period prior to the Experience Refund Termination Date, the Scheduled Decrease to the Funds Withheld Account. Means for any given Accounting Period on and after the Experience Refund Termination Date, the greater of zero (0) and the result of (a) the Funds Withheld Account Balance as of the end of the prior Accounting Period, minus (b) (i) the Net Statutory Reserves, multiplied by (ii) the Prior Coinsurance QS.

1.13.	Expense Allowances: Means an amount as defined in Article III.

1.14.	Experience Refund: Means an amount as defined in Article VII, Paragraph 2.

1.15.	Experience Refund Termination Date: Means the first day after the end of the Accounting Period in which the Net Coinsurance Reserve Post-Recapture is equal to zero.

1.16.

Funds Withheld Account Balance: Means as of the Amended and Restated Effective Date, an amount equal to the result of (a) the Funds Withheld Account Balance from the end of the prior Accounting Period, plus (b) (i) the Net Statutory Reserves associated with the Newly Added Covered Co/YRT Policies, multiplied by (ii) 60%. For any given Accounting Period after the Amended and Restated Effective Date, the Funds Withheld Account Balance at the end of such period shall equal the lesser of (a) the result of (i) the Net Statutory Reserves, multiplied by (ii) the Prior Coinsurance QS; and (b) the result of (i) the Funds Withheld Account Balance from the prior Accounting Period (provided, however, that the end of the first Accounting Period after the Amended and Restated Effective Date shall point to the Funds Withheld Account Balance on the Amended and Restated Effective Date) minus (ii) the corresponding Decrease to the Funds Withheld Account, plus (iii) the Funds Withheld Account Payment.

1.17.

Funds Withheld Account Interest: Means for any given Accounting Period prior to the establishment of a LBT Account, the Funds Withheld Account Balance from the immediately preceding Accounting Period multiplied by 0.875%. Means for any given Accounting Period after the establishment of a LBT Account, the sum of (a) the Funds Withheld Account Balance from the immediately preceding Accounting Period minus the LET Account from the immediately preceding Accounting Period multiplied by 0.875% and (b) the actual return on the LBT Account.

1.18.

Funds Withheld Account Payment: Means for any given Accounting Period, the minimum of (a) the Target Reserve Deficiency minus the Recapture Payment, if any, and (b) the Net Coinsurance Reserve Pre-Recapture. Provided, however that at no time shall the Funds Withheld Account Payment be less than zero.

1.19.

Gross Statutory Reserves: Means the statutory reserves as calculated by the Ceding Company using the NAIC approved practices and procedures in force in the State of Illinois as of the Amended and Restated Effective Date before deduction for the reinsurance hereunder, and without regard to any permitted practice whatsoever.

1.20.	Laws: Means as defined in Article XIV, Paragraph 3.

1.21.

LBT Account: Means an escrow or other segmented custody account into which the Ceding Company may deposit assets in support of the Funds Withheld Account Balance should the Funds Withheld Account Balance exceed the Net Statutory Reserve for all Covered CO/YRT Policies excluding the LBT Product policies. Provided, however that at no time the LBT Account is greater than the excess of the Funds Withheld Account Balance over the Net Statutory Reserve for all Reinsured Policies excluding the LBT Product. The Reinsurer will participate in the actual risk and return on these assets. The Ceding Company will develop written investment guidelines for which the Ceding Company will attain the approval of the Reinsurer, such approval not to be unreasonably withheld.

1.22.	LCF: Means an amount as defined in Article VlI, Paragraph 1.

1.23.	LCF Interest: Means for a given Accounting Period the product of (a) the LCF amount as of the end of the prior Accounting Period and (b) 1.25%.

1.24.

MRT1 Benefits: Means for a given Accounting Period the product of (a) the Prior YRT1 QS and (b) the aggregate of the MRT Risk Amounts for all Covered Co/YRT Policies that terminate by death during Such Accounting Period.

1.25.

MRT1 Premium Factor: Means For a given Accounting Period, the associated amount described in Exhibit E attached hereto. Provided, however that such factors shall change automatically to 8.333% after a Reinsured Policy has entered its post-level period.

1.26.

MRT1 Premiums: Means for a given Accounting Period, the aggregate sum of monthly premiums for all Covered Co/YRT Policies accrued on a monthly basis and calculated as the result of (a) the aggregate of the products for all Covered Co/YRT Policies of (i) the Prior YRT1 QS (ii) the MRT Risk Amount (in lieu of the Face amount) of such Covered Co/YRT Policy, (iii) the then effective MRT1 Premium Factor, and (iv) the YRT Guaranteed Premium Rate corresponding to the age, gender, and smoking class of such Covered Co/YRT Policy; divided by (b) one thousand; minus (c) the return of unearned portion of previously paid MRT1 Premiums for the Covered Co/YRT Policies which terminated for reasons other than death during such Accounting Period.

1.27.

MRT1 Reserves: Means for a given Accounting Period the product of (a) the Prior YRT1 QS and (b) the aggregate unearned premium reserves calculated with respect to all of the Covered CO/YRT Policies by the Ceding Company and reported to the Reinsurer. Such unearned premium reserve will be calculated using the MRT Risk Amount (in lieu of the face amount) and the same mortality and interest assumptions applicable as of the issue date of each Covered Co/YRT Policy and using the valuation method applicable for the Covered CO/YRT Policy (i.e. 1/24 cx).

1.28.

MRT2 Benefits: Means for a given Accounting Period the product of (a) the YRT2 QS and (b) the aggregate of the MRT Risk Amounts for all Covered YRT-Only Policies that terminate by death during such Accounting Period.

1.29.	MRT2 Premium Factor: Means for a given Accounting Period, a factor equal to 33.333%.

1.30.

MRT2 Premiums: Means for a given Accounting Period, the aggregate sum of monthly premiums for all Covered YRT-only Policies accrued on a monthly basis and calculated as the result of (a) the aggregate of the products for all Covered YRT-only Policies of (i) the YRT2 QS, (ii) the MRT Risk Amount (in lieu of the face amount) of such Covered YRT-only Policy, (iii) the then effective MRT2 Premium Factor, and (iv) the YRT Guaranteed Premium Rate corresponding to the age, gender, and smoking class of such Covered YRT-only Policy; divided by (b) one thousand; minus (c) the return of unearned portion of previously paid MRT2 Premiums for the Covered YRT-only Policies which terminated for reasons other than death during such Accounting Period.

1.31.

MRT2 Reserves: Means for a given Accounting Period the product of (a) the YRT2 QS and (b) the aggregate unearned premium reserves calculated with respect to all of the Covered YRT-only Policies by the Ceding Company and reported to the Reinsurer. Such unearned premium reserve will be calculated using the MRT Risk Amount (in lieu of the face amount) and the same mortality and interest assumptions applicable as of the issue date of each Covered YRT-only Policy and using the valuation method applicable for the Covered YRT-only Policy (i.e. 1/24 cx).

1.32.	MRT Benefits: Means collectively the MRT1 Benefits and the MRT2 Benefits.

1.33.	MRT Premiums: Means collectively the MRT1 Premiums and the MRT2 Premiums.

1.34.	MRT Reserves: Means collectively the MRT1 Reserves and the MRT2 Reserves.

1.35.

MRT Risk Amount: Means for each Reinsured Policy an amount, based on values as of the Reinsured Policy’s monthiversary for each month in the Accounting Period, equal to the maximum of (a) the result of (i) the in force amount of a given Reinsured Policy, minus (ii) the cash surrender value of the same Reinsured Policy minus (iii) the portion of the face amount of such Reinsured Policy which is covered by Third Party Reinsurance and (b) zero. Provided, however, that the MRT Risk Amount on Combined LBT Waiver of Premium Riders is zero (0) at all times.

1.36.	NAIC: Means the National Association of Insurance Commissioners.

1.37.

Net Coinsurance Reserves Post-Recapture: Means for any given Accounting Period, (i) the Net Coinsurance Reserves Pre-Recapture minus (ii) the Recapture Payment for such Accounting Period, if any, minus (iii) the Funds Withheld Account Payment for Such Accounting Period, if any. Provided, however, that at no point shall the Net Coinsurance Reserve Post-Recapture be less than zero (0).

1.38.

Net Coinsurance Reserves Pre-Recapture: Means for any given Accounting Period (a) the product of (i) Net Statutory Reserves and (ii) the Prior Coinsurance QS, minus (b) the Funds Withheld Account Balance as of the prior Accounting Period, plus (c) the Decrease to the Funds Withheld Account Provided, however, that at no point shall the Net Coinsurance Reserve Pre-Recapture be less than zero (0).

1.39.

Net Statutory Reserves: Means for a given Accounting Period the result of (a) the Gross Statutory Reserves with respect to the Covered Co/YRT Policies, minus (b) the reserve credit taken by the Ceding Company in respect of the Covered Co/YRT Policies under Third Party Reinsurance contracts.

1.40.	Newly Added Covered Co/YRT Policies: Means Covered Co/YRT Policies issued on or between October 1, 2012 and December 31,2015.

1.41.	Newly Added Reinsured Policies: Means Reinsured Policies issued on or between October 1 2012 and December 31, 2015.

1.42.	Newly Added YRT-only Policies: Means Covered YRT-only Policies issued on or between October 1, 2012 and December 31, 2015.

1.43.	Non-Privileged Documentation: Means documentation, whether hard copy or electronic, which is not subject to any legal privilege preventing its discovery and/or disclosure in a legal proceeding.

1.44.	Non-Privileged Records: Means documents and records, whether hard copy or electronic, which are not subject to any legal privilege preventing its discovery and/or disclosure in a legal proceeding.

1.45.	OFAC: Means as defined in Article XIV, Paragraph 3.

1.46.	Personal Information: Means as defined in Article XIII, Paragraph 1.

1.47.

Prior Coinsurance QS: Means for any given Accounting Period, the Revised Coinsurance QS for the immediately preceding Accounting Period, Provided, however, that the end of the first Accounting Period after the Amended and Restated Effective Date shall point to the Prior Coinsurance QS on the Amended and Restated Effective Date. The Prior Coinsurance QS on the Amended and Restated Effective Date Shall equal 60%.

1.48.	Prior YRT1 QS: Means for any given Accounting Period, the result of one minus the Prior Coinsurance QS.

1.49.	Product: Means the product name associated with the Reinsured Policies’ policy forms, as defined in Exhibits A-1 and A-2 attached hereto.

1.50.	Quota Share Adjustments: Means as defined in Article V.

1.51.	Recapture Payment: Means an amount equal to the Target Reserve Deficiency in Accounting Periods for Which the Ceding Company elects a Quote Share Adjustment and zero otherwise.

1.52.	Recapture Settlement: Means as defined in Article X, Paragraph 3

1.53.	Reinsurance Benefits: Means collectively the MRT Benefits and the Coinsured Benefits.

1.54.	Reinsurance Charge: Means as defined in Article VI.

1.55.	Reinsurance Premiums: Means collectively the Coinsurance Net Premiums and the MRT Premiums.

1.56.	Reinsured Policy: Each individual Covered Co/YRT Policy and Covered YRT-only Policy.

1.57.	Reinsured Policies: Means collectively the Covered Co/YRT Policies and the Covered YRT-only Policies.

1.58.	Reinsurer: Means as defined in the introductory paragraph of this Agreement.

1.59.

Revised Coinsurance QS: Means for a given Accounting Period the result of (a) (l) the Net Coinsurance Reserves Post-Recapture plus (iii) the Funds Withheld Account Balance, divided by (b) the Net Statutory Reserves.

1.60.	Revised YRT1 QS: Means 1 minus the Revised Coinsurance QS.

1.61.	Scheduled Decrease to the Funds Withheld Account: Means for a given Accounting Period, the associated amount described in Exhibit B attached hereto.

1.62.	Settlement Statement: Means the quarterly accounting report submitted by the Ceding Company to the Reinsurer for each Accounting Period in the form attached hereto as Schedule A.

1.63.

Target Net Coinsurance Reserves: Means for the Accounting Periods in calendar years 2016 through 2020, an amount equal to the Net Coinsurance Reserve Pre-Recapture For the Accounting Periods in calendar years 2021 through 2026 an amount equal to the result of (a) the Target Net Coinsurance Reserves From the prior Accounting Period, multiplied by (b) the Amortization Factor. For an Accounting Periods in calendar years 2027 and beyond the Target Net Coinsurance Reserves shall equal zero.

1.64.

Target Reserve Deficiency: Means for Accounting Periods in calendar years 2016 through 2020, an amount equal to zero. For Accounting Periods in calendar years 2021 and beyond, an amount equal to the lesser of (a) the result of (i) the Net Coinsurance Reserves Pre-Recapture, minus (ii) the Target Net Coinsurance Reserves, minus (iii) the cumulative sum of all previous calculated Target Reserve Deficiencies, plus (iv) the cumulative sum of all previous paid Recapture Payments, plus (v) the cumulative sum of all previous paid Funds Withheld Account Payments, and (b) the result of (i) the Reinsurance Premiums, plus (ii) the Funds Withheld Account Interest, minus (iii) the Reinsurance Benefits, minus (iv) the Expense Allowances, minus (v) the Reinsurance Charge, plus (vi) the LCF at the end of the prior Accounting Period, plus (vii) the LCF Interest. Provided, however, that in no instance shall the Target Reserve Deficiency be less than zero.

1.65.	Terminal Accounting and Settlement: Means as defined in Article X, Paragraph 3.

1.66.	Terminal Accounting Date: Means as defined in Article X, Paragraph 2.

1.67.	Third Party Reinsurance: Means as defined in Article I, Paragraph 25.

1.68.	YRT2 QS: Means for any given Accounting Period, an amount equal to 85%.

1.69.

YRT Guaranteed Premium Rates: Means for all Covered YRT-only Policies, for Covered Co/YRT Policies during their level term period, and for all Covered Co/YRT Policies that are whole life Products, the rates associated with the tables provided in Exhibit C-1 attached hereto. For all Covered Co/YRT Policies that have entered their post-level period, the rates associated with the tables provided in Exhibit C-2 attached hereto.

2.	General; Coverages and Exclusions.

A.

This Agreement. The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an Indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement, and the Ceding Company shall be and remain solely liable to any insured, Reinsured Policy owner, or beneficiary under any Reinsured Policy.

B.

Policies and Risks Reinsured. The Reinsurer agrees to indemnify the Ceding Company for and the Ceding Company agrees to reinsure with the Reinsurer, according to the terms and conditions hereof, the portion of the risks under the Reinsured Policies. Any amounts due the Ceding Company under this Agreement shall be payable directly to the Ceding Company or per the provisions of Article XII, Paragraph 1.

C.

Exclusions. Except as referred to in Paragraph B above, riders providing additional life insurance benefits, accidental death benefits, waiver of premium benefits, long term care benefits, or other “miscellaneous” benefits are not reinsured under this Agreement. The Reinsurer will not participate in policy loans on Reinsured Policies.

3. Plan of Reinsurance. This indemnity reinsurance is a combination of coinsurance and yearly renewable term reinsurance.

4. Expenses. The Reinsurer will bear no part of the expenses incurred in connection with the Reinsured Policies, except as otherwise provided herein.

5. Dividends to Policyholders. The Reinsurer will have no liability to the Ceding Company for reimbursement of, and will not reimburse the Ceding Company for, any dividends paid by Ceding Company to its policyholders.

6. No Extra-Contractual Obligations. The Reinsurer does not indemnify the Ceding Company for, and will not be liable for, any Extra-Contractual Obligations or extra-contractual liability resulting from fraud, oppression, bad faith, strict liability, or intentional wrongs on the part of the Ceding Company, its agents, business partners, or representatives, or their respective directors, officers, employees and agents. Extra- Contractual Obligations that would be excluded from this Agreement for the conduct described above include, but are not limited to, the following types of damages; any and all damages with respect to emotional distress, Punitive Damages, Compensatory Damages, and Statutory Penalties.

7. Policy Administration. The Ceding Company and the Reinsurer understand that the Ceding Company will administer the Reinsured Policies and will perform all accounting for such Reinsured Policies.

8. Inspection. The Ceding Company shall allow the Reinsurer to inspect, examine, audit, copy, review, and verify, through duly authorized representatives, at all reasonable times at the office of the Ceding Company, all Non-Privileged Records of the Ceding Company with respect to the business reinsured under this Agreement, or with respect to Claims, losses, or legal proceedings which involve or have a bearing upon the Reinsurer pursuant to this Agreement. The ceding Company agrees to provide copies of Non-Privileged Documentation relating to any Reinsured Policy or Policies reinsured hereunder at the reasonable written request of the Reinsurer.

Such inspection shall not occur more than once each year and shall not unreasonably interfere with the operations of the Ceding Company. Inspections shall be performed during normal business hours of the Ceding Company where the records to be inspected are routinely housed. The Ceding Company shall reasonably cooperate with and facilitate any such inspection, and upon request of the Reinsurer, shall make available to the Reinsurer such officers and employees of the Ceding Company as the Reinsurer may reasonably request to provide information concerning the reinsured business. The Reinsurer shall provide reasonable advance written notice to the Ceding Company of its desire to conduct an inspection, the information it desires to review, and the individuals that will be conducting the inspection. The Ceding Company shall provide a reasonable workspace during the inspection. The Parties shall cooperate in establishing a mutually convenient time to accommodate such inspection. The Reinsurer agrees to cooperate with any reasonable audit protocols (e.g., a separate confidentiality agreement, including on-site inspection protocols, to accommodate an audit) of the Ceding Company.

Article I, Paragraph 8 shall survive the termination of this Agreement.

9. Taxes and Assessments. The allowance for any premium taxes, state guarantee fund assessments or special assessments paid in connection with the Reinsured Policies is included in the Expense Allowance, as described in Article III.

10. Election to Determine Specified Policy Acquisition Expenses. The parties to this Agreement agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued under Section 848 of the Internal Revenue Code of 1986, as amended (the “Code”):

A. The terms “Net Positive Consideration,” “Specified Policy Acquisition Expenses” and “General Deductions Limitation’’ used in this Article are defined by reference to Regulation Section 1. 848-2 and Code Section 848.

B. The party with the Net Positive Consideration for this Agreement for each taxable year will capitalize Specified Policy Acquisition Expenses with respect to this Agreement without regard to the General Deductions Limitation of Code Section 848(c)(1).

C. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year, or as otherwise required by the Internal Revenue Service, to ensure consistency. The method and timing of the exchange of such information shall be as follows:

1. The Reinsurer will provide the Ceding Company with the amount of such net consideration for each taxable year no later than May 1 following the end of such year. The Ceding Company will advise the Reinsurer if it disagrees with the amounts provided and the parties agree to amicably resolve any difference.

2. The amounts prepared by the Reinsurer will be presumed correct if it does not receive a response from the Ceding Company by May 1 or thirty (30) days after delivery, whichever is later.

D. Both the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L of Chapter 1 of the Code or Subpart F of Part III of Subchapter N of Chapter 1 of the Code.

11. Accounting, Regulatory, or Rating Agency Changes. If there is any change to existing accounting rules, regulatory requirements, or rating agency treatment of this Agreement, or a new accounting rule or regulatory requirement which materially and adversely impacts the intended economics of this Agreement, both the Ceding Company and Reinsurer shall consent to amend this Agreement in order to return both parties to their position immediately prior to such change. A new accounting rule or regulatory requirement or a rating agency treatment change shall include, but is not limited to, any new interpretation or clarification by a governing body having jurisdiction over at least one of the parties, which causes an existing accounting rule or regulatory requirement to apply to this Agreement, or a change in the treatment of this Agreement by a nationally recognized statistical rating agency that has a material impact on the required amount of rating agency capital that is used to establish the rating of either Ceding company or Reinsurer. Neither party shall unreasonably withhold consent to any such amendment. If the parties are unable to reach an agreement as to the required amendment then Experience Refunds, described in Article VII, will cease for all future quarterly Accounting Periods, and the Ceding Company shall have the right to terminate and recapture this Agreement subject to Article IX and Article X.

12. Conditions. The reinsurance hereunder is subject in all respects to the same express contractual risks, terms, conditions, interpretations, waivers, modifications, limitations, alterations, and cancellations as the policies issued by the Ceding Company which are reinsured hereunder, and except as otherwise provided in this Agreement.

13. Errors and Omissions. If through unintentional error, oversight, omission, or misunderstanding (collectively referred to as “Error(s)”), the Reinsurer or the Ceding Company fails to comply with the terms of this Agreement and if, upon discovery of the Error by either party, the other is promptly notified, each thereupon will be restored to the position it would have occupied if the Error had not occurred, including interest. If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

However, the Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement, nor will the Reinsurer be responsible or negligent or deliberate acts or for repetitive Errors in administration by the Ceding Company. If either party discovers that the Ceding Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Ceding Company to audit its records for similar Errors and to take the actions necessary to avoid similar Errors in the future.

For the avoidance of doubt, the parties agree that this Paragraph 13 relates only to clerical Errors.

14. Adjustments. If the Ceding Company’s liability under any Reinsured Policy is changed because of a misstatement of age, sex or any other material fact, the Reinsurer will:

A.	Assume that portion of any increase in the ceding Company’s liability, resulting from the change, which corresponds to the portion of the Reinsured Policy; and

B.	Receive credit for that Portion of any decrease in the Ceding Company’s liability, resulting from the change, which corresponds to the portion of the Reinsured Policy.

15. Reinstatements. If a Reinsured Policy lapses, and is subsequently reinstated while this Agreement is in force, the reinsurance for such Reinsured Policy will be reinstated automatically. The Ceding Company will pay the Reinsurer the Reinsurer’s proportionate share of all amounts received by the Ceding Company in connection with the reinstatement of the Covered Co/YRT Policies. The Ceding Company will pay the Reinsurer the appropriate Reinsurance Premium with respect to reinstatements of Covered YRT-only Policies.

16. Successors and Assigns. All the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, whether so expressed or not.

17. Amendments. This Agreement may be amended only by written agreement of the parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by both parties.

18. Entire Agreement. The terms expressed herein constitute the entire agreement between the parties with respect to the Reinsured Policies. There are no understandings between the parties with respect to the Reinsured Policies other than as expressed in this Agreement.

19. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of Illinois.

20. Non-Waiver of Rights. No waiver by any party of any default by any other party in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between any of the parties shell be deemed to establish any custom or usage waiving or modifying any provisions hereof. The failure of any party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

21. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Ceding Company and the Reinsurer agree that transmission of copies of original signatures via electronic means, either by facsimile or as a ‘scanned’ document attached to electronic mail, shall constitute valid execution of this Agreement.

22. Severability. In the event that any provision or term of this Agreement shall be held by any court to be invalid, illegal, or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with original intent of the parties, and the parties will attempt in good faith to renegotiate this Agreement to carry out its original intent. All of the provisions of this Agreement shall, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties’ rights thereunder, survive its termination.

23. Survival. All obligations and representations made in this Agreement shall survive the termination of this Agreement and shall continue in full force and effect until all obligations of the parties hereunder have been discharged in full.

24. Headings. Headings in this Agreement are included in this Agreement for conveniences of reference only and shall not affect the construction of interpretation hereof.

25. Third Party Reinsurance. This Agreement applies only to that portion of any insurance covered by this Agreement which the Ceding Company retains net for its own account after giving effect to third party reinsurance arrangements in force with respect to such insurance covered by this Agreement, which the Ceding Company acknowledges and agrees inures to the benefit of this Agreement, and in calculating the amount of any Claims hereunder and also in computing the amount, or amounts, in excess of which this Agreement attaches, only Claim or Claims with respect to that portion of any insurance which the Ceding Company retains net for its own account shall be included (“Third Party Reinsurance”). It is understood and agreed that the amount of the Reinsurer’s liability hereunder with respect to any Claim or Claims shall not be increased by reason of the inability of the Ceding Company to collect from any other reinsurer, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other reinsurer or otherwise. The Ceding Company covenants to the Reinsurer, and agrees, not to amend, modify, recapture, or change in any way any Third Party Reinsurance agreements without the prior written consent of the Reinsurer, which consent shall not be unreasonably withheld.

26. Currency. All amounts expressed herein and amounts due hereunder are in United States of America dollars.

27. GAAP Accounting Treatment. The Ceding Company and the Reinsurer agree that this Agreement shall be accounted for under GAAP using deposit accounting in accordance with FASB ASC 340-30 Other Assets and Deferred Costs. Insurance Contracts that Do Not Transfer Insurance Risk, as it may be amended from time to time and shall be accounted for as reinsurance under statutory accounting principles.

28. No Third Party Beneficiaries. This Agreement is solely between the Reinsurer and the Ceding Company. There is no third party beneficiary to the Agreement. Reinsurance under the Agreement shall not create any right or legal relationship between the Reinsurer and any other person, for example, any insured, policyholder, agent, reinsurer, owner or beneficiary of a Reinsured Policy, or other contractholder of the Ceding Company. The Ceding Company agrees that it shall not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. The Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and assigns.

29. Notices. All notices, letters, payments or other communications to the respective parties shall be in writing and faxed, couriered or mailed, addressed as follows:

If to the Ceding Company:	If to the Reinsurer:

Fidelity Life Association 8700 West Bryn Mawr, 900S Chicago, IL 60631 Attn: General Counsel Cc: chris.kim@fidelitylife.com. Jim.harkensee@fidelitylife.com	Hannover Life Reassurance Company of America 200 S. Orange Avenue, Suite 1900 Orlando, FL 32801 Attn: Legal Counsel CC. fsreporting@hiramerica.com fsops@hiramerica.com

30. Reserve Credit. The Ceding Company and the Reinsurer agree that the Ceding Company shall take full credit on its statutory financial statements for reinsurance during the duration of this Agreement in an amount equal to the sum of the Net Coinsurance Reserves Post-Recapture, the Funds Withheld Account Balance, and the MRT Reserves. If the Reinsurer becomes unauthorized or otherwise unaccredited as an insurer or reinsurer in any jurisdiction to which the Ceding Company must provide statutory statements of financial condition such that the Ceding Company will not obtain full statutory financial statement credit for reinsurance in such jurisdiction for the reinsurance provided under this Agreement, the Reinsurer, upon request of the Ceding Company, will establish and maintain, at the Reinsurer’s sole cost, trust accounts, letters of credit or other acceptable alternatives for the benefit of the Ceding Company in an amount necessary to permit the Ceding Company to obtain such full statutory financial statement credit for such reinsurance in all applicable Jurisdictions. The Ceding Company shall cooperate with the Reinsurer to take such steps. In such event, the Reinsurer will take all action that may be necessary pursuant to applicable law to permit the Ceding Company to receive full statutory financial statement credit for reinsurance ceded under this Agreement in its statutory statements of financial condition required to be filed with regulatory authority(ies) in all jurisdictions in which the Ceding Company must provide statutory statements of financial condition.

31. References. All references to “days” shall be deemed to mean to calendar days. All references to “business days” shall be deemed to mean days on which banks are generally open to conduct business in the State of New York.

ARTICLE II—PREMIUMS

Premiums. On the Amended and Restated Effective Date, the following transactions shall occur and shall be effected on a net basis:

(A)	The Ceding Company shall pay the Reinsurer an amount equal to the result of (i) the Net Statutory Reserves associated with the Newly Added Covered Co/YRT Policies, multiplied by (ii) 60%.

(B)

An amount equal to the result of (i) the Net Statutory Reserves associated with the Newly Added Covered Co/YRT Policies, multiplied by (iii) 60%, shall be retained by the Ceding Company from the premium paid in (A) above on a funds withheld basis and shall be held by the Ceding Company on behalf of the Reinsurer.

For each Accounting Period thereafter, Reinsurance Premiums shall be payable by the Ceding Company to the Reinsurer.

ARTICLE III—ALLOWANCES

Expense Allowances. For each Accounting Period, the Reinsurer will pay the Ceding Company an Expense Allowance equal to 10% of Coinsurance Net Premiums, which is designed to cover the Ceding Company’s actual administrative expenses, current marginal commissions, and premium taxes. An Expense Allowance will not be paid on Coinsurance Net Premiums paid by the Ceding Company on the Amended and Restated Effective Date.

ARTICLE IV—CLAIMS

1. Notice. The Ceding Company will notify the Reinsurer of a claim on a Reinsured Policy under this Agreement (a “Claim”) not later than thirty (30) days after the end of each Accounting Period, as required in the Financial reports detailed in Schedule B.

2. Proofs. Upon request by the Reinsurer, the Ceding Company will promptly provide the Reinsurer with proper Claim proofs, including a copy of the proof of payment by the Ceding Company, and a copy of the insured’s death certificate.

3. Amount and Payment of Reinsurance Benefits. The Reinsurer will pay the Reinsurance Benefits due the Ceding Company in accordance with the terms in Article VIII.

The maximum Reinsurance Benefit payable to the Ceding Company under this Agreement for a Reinsured Policy is the risk amount reinsured with the Reinsurer based on the contractual terms of the Reinsured Policies plus the Reinsurer’s proportional share of statutory interest that the Ceding Company pays on the death proceeds until the date of settlement, if any, except that if settlement is delayed as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits, then the Reinsurer will pay its share of interest to the date settlement would have been made if there were no dispute or contest.

The total reinsurance recoverable from all Third Party Reinsurance will not exceed the Ceding Company’s total contractual liability on the Reinsured Policy, less the amount retained.

Life benefit payments will be made in a single sum, regardless of the Ceding Company’s settlement options; provided, however, that such single sum will exclude interest that accrues on settlement options other than single pay.

4. Contested claims. The Ceding Company shall not consult the Reinsurer on Claim decisions, and the Reinsurer shall not participate in the process of any contest, compromise, negotiated settlement, or litigation or a Claim. The Reinsurer will pay the Reinsurance Benefit on a Reinsured Policy under this Agreement whether or not the underlying Claim is contested, compromised, negotiated, or litigated by the Ceding Company, and Claim proofs provided by the Ceding Company in good faith consistent with past practices consistently applied than be accepted and binding on the Reinsurer.

5. Misrepresentation or Suicide. If the Ceding Company returns premium to the Reinsured Policy owner or beneficiary as a result of misrepresentation or suicide of the insured, the Reinsurer will refund reinsurance premium less allowances received on that Reinsured Policy to the Ceding Company in lieu of any other form of Reinsurance Benefit payable under this Agreement. If the Ceding Company is required by law or regulation to pay interest on the payment to the Reinsured Policy owner or beneficiary, then the Reinsurer will include this amount of interest in the refund of reinsurance premiums to the Ceding Company. If interest is not required by law or regulation, the refund by the Reinsurer will be Without interest.

6. Misstatement of Age or Sex. In the event of a change in the amount of the Ceding Company’s liability on a Reinsured Policy due to a misstatement of age or sex, the Reinsurer’s liability will change proportionately. The face amount of the Reinsured Policy will be adjusted from the inception of the Reinsured Policy, and any difference in premiums net of allowances will be settled. If there is a refund due the policyowner or insured and the Ceding Company is required by state law or regulation to pay interest to the policyowner or insured, then the Reinsurer will include this amount of interest to the Ceding Company in the settlement. If interest is not required by state law or regulation, then the refund by the Reinsurer will be without interest.

7. Extra-Contractual Obligations and Loss Adjustment Expenses. this Agreement does not cover, and the Reinsurer will not participate in, any “Extra Contractual Obligations” or “Loss Adjustment Expenses”, including, but not limited to, Punitive Damages, Statutory penalties. or Compensatory Damages that are awarded against the Ceding Company, or are otherwise due by the Ceding Company, as a result of an act, omission, or course of conduct committed by the Ceding Company, its agents, business partners, or representatives in connection with the Reinsured Policies under this Agreement and that are not contractually covered by the terms of the Reinsured Policies.

The Ceding Company agrees to defend and hold harmless the Reinsurer from and against any and all Extra Contractual Obligations and/or Loss Adjustment Expenses whatsoever incurred arising out of, relating to or in connection with this Agreement and/or Reinsured Policies. This Paragraph shall survive termination of this Agreement.

8. Insolvency Funds. The Reinsurer shall not be obligated to pay to the Ceding Company any share of any liability of the Ceding Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund or from reimbursement of any person for any such liability “Insolvency Fund” includes any guaranty or insolvency fund, plan pool, association, or other arrangement howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by any person of part or all of any Claim, debt, charge, fee or other obligation of any insurer, or its successors or assigns, which has been declared to be insolvent or Which is otherwise deemed unable to meet any Claim, debt, charge, fee or other obligation in whole or in part.

9. Dividends: The Reinsurer shall not participate in the determination of, nor reimburse the Ceding Company for, any policyholder or other dividends paid by the Ceding Company.

For purposes of Article I, Paragraph 6 and Article IV, the following definitions will apply.

‘Extra-Contractual Obligations’ shall mean any liabilities or obligations of the Ceding Company other than those liabilities or obligations arising under the express terms and conditions of the Reinsured Policies under this Agreement. Payments not covered by this Agreement include, but are not limited to: (a) delayed Claims interest. (b) Statutory Penalties or regulatory fines or other penalties; (c) ex gratia payments; (d) Compensatory Damages; (e) Punitive Damages or exemplary damages; (f) consequential damages; (g) declaratory judgments; (h) legal fees or expenses; (i) costs relating to the investigation, settlement or handling of Claims; (j) payments resulting from the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits or Claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies under this Agreement; (k) costs relating to the administration of the Reinsured Policies under this Agreement except as provided in Article III; (l) costs relating to the design, marketing, sale, underwriting, production, issuance, rating and cancellation of the Reinsured Policies under this Agreement; (m) any other costs or expenses of settling or adjudicating contested Claims, if such costs or expenses are not incurred in the ordinary course of Claims settlement or payment.

“Loss Adjustment Expanses” shall include all payments of fees and expenses associated with investigation, litigation (including without limitation reasonable attorneys’ fees) and settlement of Claims, as distinguished from the amount of a claimant’s recovery under such claimant’s contract.

“Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

“Statutory Penalties” are those amounts awarded as a penalty, but are fixed in amount by Statute.

ARTICLE V—QUOTA SHARE ADJUSTMENTS

Quota Share Adjustments. For Accounting Periods in calendar years 2021 and beyond, the Ceding Company may elect in writing to adjust the quota share of the coinsured policies so that the Net Coinsurance Reserves Pre-Recapture is reduced by an amount equal to the Recapture Payment for such Accounting Period. Such election is to be submitted to the Reinsurer at the same time as the Settlement Statement. If the Ceding Company makes such election, a Recapture Payment shall be due from the Reinsurer to the Ceding Company. The coinsurance quota share shall be adjusted to equal (a) (i) the Net Coinsurance Reserves Post-Recapture, plus (ii) the Funds withheld Account Balance, divided by (b) the Net Statutory Reserves (the ‘Revised Coinsurance QS’), the YRT quota share shall be adjusted to equal one minus the Revised Coinsurance QS (the “Revised YRT1 QS”), and collectively such adjustment, the “Quota Share Adjustments” If the Ceding Company does not make this election or if such Recapture Payment is less than the Target Reserve Deficiency, then a Funds Withheld Account Payment shall be due from the Reinsurer to the Ceding Company.

If Quota Share Adjustments do not occur in each Accounting Period in calendar years 2021 and beyond, the Ceding Company Waives its right to such Quota Share Adjustments for the remainder of the Agreement.

ARTICLE VI—EXPENSE AND RISK CHARGES

The “Reinsurance Charge” for each Accounting Period will equal the result of the following:

1.	(i) 62.5 basis points. multiplied by (ii) the result of (a) the Prior Coinsurance QS, multiplied by (b) the Net Statutory Reserves; plus

2.	The product of (i) 37.5 basis points, (ii) 15 basis points, and (iii) the sum of MRT Risk Amounts for all Covered Co/YRT Policies; plus

3.	The product of (i) 37.5 basis points, (ii) 15 basis points (iii) the YRT2 QS, and (iv) the aggregate MRT Risk Amounts for all Covered YRT-only Policies; plus

4.	The product of (i) 25 basis points and (ii) the MRT Reserves as of the end of such Accounting Period.

ARTICLE VII—LOSS CARRYFORWARD AND REFUNDS

1. Loss Carryforward. Losses to the Reinsurer will be accumulated with LCF interest in a notional account (the “LCF”) and calculated as set forth on Schedule A.

2. Experience Refunds. At the end of each Accounting Period, the Reinsurer shall pay to the Ceding Company an ‘‘Experience Refund” as calculated on Schedule A. No Experience Refund will be paid on and after the Experience Refund Termination Date. At no point shall the Experience Refund be less than zero (0).

ARTICLE VIII—ACCOUNTING AND SETTLEMENTS

1. Accounting Period. Each Accounting Period will be a calendar quarter, except that the Accounting Period for the Terminal Accounting and Settlement runs from the end of the preceding Accounting Period until the Terminal Accounting Date of this Agreement, as defined in Article X, Paragraph 2.

2. Quarterly Accounting Reports. The Ceding Company will submit Settlement Statements to the Reinsurer for each Accounting Period not later than thirty (30) days after the end of each Accounting Period. In addition, the Ceding Company will provide a seriatim listing of all covered policies in force as of the end of the Accounting Period and other required financial reports as detailed in Schedule B, not later than thirty (30) days after the end of each Accounting Period.

3. Quarterly Sattlements.

A.

Within forty-five (45) days after the end of each Accounting Period, the Ceding Company will pay the Reinsurer the sum of (i) Reinsurance Premiums, (ii) Funds Withheld Account Interest, and (ii) any Decrease to the Funds Withheld Account.

B.

Simultaneously, the Reinsurer will pay the Ceding Company the sum of (i) Reinsurance Benefits, (ii) Expense Allowances, (iii) the Experience Refund (if any), (iv) the Funds Withheld Account Payment (if any), and (v) the Recepture Payment (if any).

4. Amounts Due Quarterly. Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Ceding Company or the Reinsurer under this Agreement will be determind on a net basis at the end of each Accounting Period and will be due and payable within forty-five (45) days after the end of the Accounting Period.

5. Annual Accounting Reports. The Ceding Company will provide the Reinsurer with annual accounting reports within forty-five (45) days after the end of the calendar year for which such reports are prepared These reports will contain sufficient information about the Reinsured Policies to enable the Reinsurer to prepare its annual financial reports and tax returns and to verify information reported in Schedule A of this Agreement and will include the information detailed on Schedule B.

6. Estimations. If the amounts, as described in Paragraphs 3 and 4 above, cannot be determined by the dates described in Paragraph 5 above, on an exact basis, such payments will be paid in accordance with a mutually agreed-upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when those become available.

7. Delayed Payments. For purposes of Paragraph 3 and 4 above, if there is a delayed settlement of a payment due, there will be an interest penalty at the annual rate equal to 3-month LIBOR plus 2%, for the period that the amount is overdue. For purposes of this Paragraph, a payment will be considered overdue if it has not been paid within fifteen (15) days aftar the date such payment is due.

8. Offset of Payments. Any undisputed debits or credits of the same class, matured or unmatured, liquidated or unliquidated, in favor of or against either the Ceding Company or the Reinsurer, with respect to this Agreement or with respect to any other claim of one party against the other, are deemed mutual debits or credits, as the case may be, and may be set off, and only the balance may be allowed or paid.

ARTICLE IX—DURATION AND RECAPTURE

1. Reinsurer’s Liability. The liability of the Reinsurer with respect to Reinsured Policies will begin as of the Original Effective Date with the exception that liability of the Reinsurer with respect to Newly Added Reinsured Policies begins as of the Amended and Restated Effective Date. The Reinsurer’s liability with respect to any Reinsured Policy will terminate on the earlier of (A) the date such Reinsured Policy is recaptured, or (B) the date the Ceding Company’s liability on such Reinsured Policy is terminated. Termination of the Reinsurer’s liability is subject to payments in respect of such liability in accordance with the provisions of Article X. In no event should the interpretation of this Paragraph imply a unilateral right of the Reinsurer to terminate this Agreement.

2. Termination for Nonpayment of Premiums. The payment of Reinsurance Premiums is a condition precedent to the ability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within 75 days after the end of an Accounting Period, the Reinsurer will have the right to terminate the reinsurance hereunder. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company 30 days written notice of its intention, which notice shall be in accordance with Article I, Paragraph 29 hereof.

If all Reinsurance Premiums due and unpaid, including any that become due and unpaid during the 30 day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability hereunder as of the last date to which premiums have been paid for the reinsurance hereunder. Terminated reinsurance may be reinstated, subject to written approval by the Reinsurer, within 60 days of the date of termination, and upon payment of all Reinsurance Premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any Claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsure’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the 30 days’ notice.

The Ceding company will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in section 3 below, or to transfer the reinsured policies to another reinsurer.

3.	Recapture.

A.	Complete Recapture.

i.	The Ceding Company may at any time execute a full recapture with thirty (30) days prior written notice under the provisions of either (a) Article XII, Paragraph 2, or (b) Article I, Paragraph 11.

ii.

Otherwise, the Ceding Company may only fully recapture the Reinsured Policies on or after the Experience Refund Termination Date. If the Ceding Company fails to recapture the Reinsured Policies within four Accounting Periods after the Experience Refund Termination Date, the Ceding Company waives its recapture right and will no longer be able to recapture the Reinsured Policies.

iii.

In the event of a recapture under bullets i or ii above, the Reinsurer and the Ceding Company shall perform a normal Accounting Period settlement and a Recapture Settlement, as provided in Artical X, Paragraph 3(B).

B.

Partial Recapture. No partial recaptures will be allowed under this Agreement except with respect to the Ceding Company’s option to adjust the reinsurance from coinsurance to YRT in accordance with Article V.

ARTICLE X—TERMINAL ACCOUNTING AND SETTLEMENT

1. Terminal Accounting. In the event that this Agreement is terminated in accordance with Article IX, Paragraph 3(A), a Terminal Accounting and Settlement will take place.

2. Terminal Accounting Date. The ‘‘Terminal Accounting Date” will be the earliest of.

A.	the effective date of recapture pursuant to any notice of recapture given under this Agreement.

B.	the effective date of termination pursuant to any notice of termination given under this Agreement, or

C.	any other date mutually agreed to in writing.

3. Settlement. The ‘‘Terminal Accounting and Settlement” will consist of:

A.	the quarterly settlement, as provided in Article VIII, Paragraph 3, computed as of the Terminal Accounting Date; and

B.	the ‘‘Recapture Settlement”:

i.	The Ceding Company shall pay to the Reinsurer the Funds Withheld Account Balance and the absolute value of the LCF.

ii.

If such Terminal Accounting and Settlement occurs in calendar years 2016 through 2020, the Reinsurer shall pay to the Ceding Company the Net Coinsurance Reserves Pre-Recapture, plus the Funds Withheld Account Balance, minus the Target Net Coinsurance Reserves. If such Terminal Accounting and Settlement occurs in calendar years 2021 and beyond, the Reinsurer shall pay to the Ceding Company the Funds Withheld Account Balance.

Upon completion of the settlement, the Reinsurer wilI be released from all its liabilities under this Agreement, including but not limited to, the payment of any claim, benefit, or loss under this Agreement, notwithstanding the date any such claim benefit, or loss may be incurred, and the Ceding Company will concurrently be relieved of its obligation to pay premiums to the Reinsurer.

If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Ceding Company, such amount will be paid by the Reinsurer to the Ceding Company. If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Reinsurer such amount will be paid by the Ceding Company to the Reinsurer.

4. Supplementary Accounting and Settlement. In the event that, subsequent to the Terminal Accounting and Settlement as provided above, a change is made with respect to any amounts due, a supplementary accounting will take place pursuant to Article X, Paragraph 3 above. Any amount owed to the Ceding Company or to the Reinsurer by reason of such supplementary accounting will be paid promptly upon the completion thereof.

ARTICLE XI—ARBITRATION

Any dispute or other matter in question between Ceding Company and Reinsurer arising out of, or relating to, the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, and whether in contract, tort or otherwise, shall be settled by arbitration.

To initiate arbitration, either Ceding Company or Reinsurer shall notify the other party in writing of its desire to arbitrate. The notice shall identify the claimant and the nature of the claims and/or issues. Notice shall be sent in accordance with Article I. Paragraph 29 hereof. The arbitration will be deemed to have been commenced on the date the notice of arbitration is received.

There will be three arbitrators who will each have no less than ten years of life insurance or life reinsurance industry experience and who are current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates, or subsidiaries. The arbitrators shall not be under the control of any party, nor shall any member of the panel have a financial interest in the outcome of the dispute.

Within thirty (30) days following the commencement of the arbitration proceedings, each party will provide the other with the identification of their appointed arbitrator, and provide a copy of the arbitrator’s curriculum vitae. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator to act as the appointed arbitrator for the defaulting party by providing notice and a copy of the arbitrator’s curriculum vitae. The two arbitrators shall together appoint a third arbitrator (the “Umpire”). The Parties may each propose a slate of up to five umpire candidates for consideration by the other side. If the two arbitrators fail to reach agreement on the Umpire within sixty (60) days of appointment, then they shall appoint the Umpire pursuant to the ARIAS-U.S. Umpire Appointment Procedure, unless a different umpire appointment process is mutually agreed upon. In the event any arbitrator fails, refuses, or becomes unable to act as such before an award has been rendered, a successor shall be selected in the same manner as the original arbitrator.

The claimant and respondent shall each submit initial briefs to the panel outlining the issues in dispute and the reasons for their respective positions within thirty (30) days of the notice of the appointment of the Umpire.

The arbitrators shall consider this Agreement an honorable engagement rather than merely a legal obligation, and the panel shall make its decision with consideration given to the custom and practice of the insurance and reinsurance industry. The arbitrators shall have the power to determine all procedural rules of the arbitration, including, but not limited to inspection of documents, examination of witnesses, and any other matter related to the conduct of the arbitration. The panel and the Umpire shall have the authority to issue subpoenas (including subpoenas to third party witnesses) and other orders to enforce their decisions. During the organizational meeting, the arbitration panel shall decide whether ex parte communications with party appointed arbitrators shall be permitted during the course of the arbitration, including throughout discovery, but in all events ceasing upon the commencement of the arbitration hearing. The arbitrators shall recognize the attorney/client privilege and the attorney work product doctrine. Neither a party nor an arbitrator may disclose the existence, content, or result of any arbitration hereunder, except to the extent such disclosure may be required for review and enforcement by a court of competent jurisdiction, to support reinsurance or as otherwise agreed by the parties. The location of all proceedings shall be determined by the arbitration panel unless the parties agree otherwise.

The panel may issue orders for interim relief upon showing of good cause, including pre-award security. Absent good cause for an extension as determined by the panel, the panel shall render the final award within thirty (30) days after the date of the closing of the hearing. The panel is authorized to award any remedy or sanctions allowed by applicable law, including, but not limited to monetary damages, equitable relief, pre or post award interest, costs of arbitration, attorney’s fees, and other final or interim relief. The decision of the arbitrators will be made by majority rule, and shall be final and binding on both parties. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment. Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees, and the parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

This article will survive termination of this Agreement.

ARTICLE XII—INSOLVENCY

A party to this Agreement will be deemed insolvent when:

i.

It is subject to a motion of appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties by any jurisdiction with regulatory responsibilities over that party;

ii.	It is adjudicated as bankrupt or insolvent;

iii.

It is the subject of an application or motion, or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation, or similar law or statute; or

iv.	It becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

1. Insolvency of the Ceding Company. If the Ceding Company is judged insolvent, the Reinsurer will pay all reinsurance under this Agreement directly to the Ceding Company, its liquidator receiver or statutory successor on the basis of the Ceding Company’s liability under the Reinsured Policy or Reinsured Policies without diminution because of the Ceding Company’s insolvency. It is understood, however, that in the event of the Ceding Company’s insolvency, the liquidator, receiver, or statutory successor will give the Reinsurer written notice of a pending Claim on a Reinsured Policy within a reasonable time after the Claim is filed in the insolvency proceedings. While the Claim is pending, the Reinsurer may investigate and interpose, at its own expense in the proceeding where the Claim is to be adjudicated, any defense which the Reinsurer may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense the Reinsurer incurs will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense the Reinsurer has undertaken. Where two or more Reinsurers are involved in the same Claim and a majority in interest elect to interpose defense to the Claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though the Ceding Company had incurred the expense.

2. Insolvency of the Reinsurer. In the event of the insolvency of the Reinsurer, the Ceding Company may, at its option, immediately recapture all business ceded under this Agreement subject to all other terms and conditions of this Agreement upon written notice.

ARTICLE XIII—CONFIDENTIAL INFORMATION

1. Personal Information/Proprietary Information. The term “Personal Information” shall mean Customer and/or Consumer financial end health information furnished to the Reinsurer or its representatives by the Ceding Company in connection with the administration of insurance products reinsured by the Ceding Company. “Proprietary Information” includes ,but is not limited to, business plans, trade secrets, mortality and lapse studies, underwriting manuals, and guidelines, applications and contract forms, the terms and conditions of this Agreement and any other business information furnished by the Ceding Company to the Reinsurer or its representatives in connection with this Agreement.

2. Customer or Consumer. The term “Customer” means a person who has a life insurance policy issued by the Ceding Company. The term ‘‘Consumer” means a beneficiary, insured or annuitant of a policy issued by the Ceding Company, where such persons are not the owner of the underlying policy.

3. Protection of Personal Information/Proprietary Information. The Reinsurer agrees that Personal Information and Proprietary Information furnished by the Ceding Company to the Reinsurer will be kept strictly confidential by the Reinsurer and its representatives, that it shall take prudent measures to assure the safeguardiıng and safekeeping of such information, and that it will not be used for any other purpose except to perform the Reinsurer’s duties under this Agreement or as may be required by applicable laws or regulations, or permitted by applicable state and federal privacy laws and regulations. The Reinsurer’s disclosure to other parties will only be done if the other parties have agreed in writing to be bound by a confidentiality agreement that includes wording similar to the wording in this Article. Such a confidentiality agreement does not apply to disclosures required by applicable laws or regulations.

The parties shall provide security for the Personal Information and Proprietary Information each receives from the other in a manner reasonably sufficient to prevent a breach of the confidentiality required by this Agreement. The parties agree that the security provided for the Confidential Information shall be consistent with and no less than the level of security provided by a party to its own confidential, proprietary and sensitive information. A party shall immediately inform the other party in writing of any breach of the provisions of this Article, and shall cooperate with the non-breaching party and be responsible for any remedial actions or fines/penalties incurred by the non-breaching party arising from such breach. The breaching party agrees to cooperate with any security assessment initiated by the non-breaching party with respect to the handling and safekeeping of Personal Information and Proprietary Information by a party hereunder.

4. Public Information. This Article is not applicable to the extent that:

A.

The Personal Information or Proprietary Information becomes generally available to the public other than as a result of any disclosure by the Reinsurer or its representatives or in violation of any applicable law or regulation;

B.

The Personal Information or Proprietary Information was available to the Reinsurer or its representatives on a non-confidential basis which was not in contravention of any applicable law or regulation prior to its disclosure to the Reinsurer by the Ceding Company or by a Consumer or Customer of the Ceding Company;

C.

The disclosure of Personal Information or Proprietary Information is required by court order, applicable laws or regulations, provided that a party shall give the other party reasonable advance notice of any subpoena or discovery request in order that such other party has an opportunity, at its own expense, to take appropriate legal or protective action; or

D.	The Ceding Company gives its prior written consent to the disclosure.

5. Waiver. No failure or delay by the Ceding Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

6. Injunctive Ralief. The Reinsurer acknowledges that remedies at law may be inadequate to protect against breach of this Article and therefore agrees to the granting of injunctive relief if the Reinsurer or its representatives breach this Article.

7. Amendments or Termination. If this Agreement should terminate, this Article shall survive termination of this Agreement. This Article may not otherwise be amended or terminated except pursuant to a separate written agreement duly executed by the Reinsurer and the Ceding Company.

8. The Ceding Company acknowledges that the Reinsurer may aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Ceding Company.

ARTICLE XIV—REPRESENTATIONS AND WARRANTIES

1. The Parties agree that this Agreement is entered into with the understanding that the principles of utmost good faith, traditional to reinsurance shall be adhered to in the formation and the performance of this Agreement by both Parties and shall govern the Parties’ respective rights and obligations hereunder. This Agreement is entered into in reliance of the utmost good faith of each Party.

2. The Ceding Company provides the following representations to the Reinsurer.

A.

The Ceding Company warrants that, as part of its duty of utmost good faith owed to the Reinsurer, it will provide and continue to provide such data and documentation as are reasonably requested from time to time by the Reinsurer in order to provide actuarial opinions, memorandums or other documentation relating to the Reinsured Policies as may be required or requested by the Florida Office of Insurance Regulation or the Illinois Department of Insurance. The Ceding Company warrants that any such data provided to the Reinsurer will be complete and accurate in all material respects.

B.

The Reinsurer will enter into this Agreement based on the results of a due diligence process that depends on electronic, oral, and written data provided by the Ceding Company. The Ceding Company represents and warrants that the data provided by the Ceding Company as part of the Reinsurer’s due diligence is materially complete and materially accurately represents the historical performance, the current financial condition, and the underlying characteristics of the Reinsured Policies.

C.

The Ceding Company represents and warrants that, without prior written approval of the Reinsurer, it will not engage, employ, or otherwise support any non-contractual internal replacement programs with respect to the Reinsured policies.

3. OFAC Compliance. The Ceding Company and the Reinsurer each represents and warrants that it is in compliance with all sanction laws (including related regulations and judicial and administrative orders) administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and laws designating certain countries as blocked countries (as such laws may be amended from time to time, collectively, the “Laws”. Neither party will be required to take any action under this Agreement that would violate said Laws, including but not limited to, making any payments in violation of the Laws.

The Ceding Company agrees to, prior to making any payment under a Reinsured Policy reinsured under this Agreement, screen, in accordance with current industry standards for the U.S. life insurance industry, the payee to ensure that the payee is not on the OFAC List of Specially Designated National and Blocked Persons (a “Prohibited Person”). The Reinsurer will have no obligation to indemnify the Ceding Company for any payment under any Reinsured Policy if the payee is a Prohibited Person.

Should either party discover or otherwise become aware that a payment has been made under a Reinsured Policy in violation of the Laws, the party who first becomes aware of the violation will notify the other party within five (5) business days of such discovery, and the Ceding Company will provide to the Reinsurer written notice of all information known by the Ceding Company regarding the identity of the Prohibited Person, such as the name, date of birth, country, state or province and street address of the residence and/or business, social security number, driver’s license number or other governmental identification number, and telephone number(s) of such Prohibited Parson. The parties will cooperate in order to take all reasonably necessary corrective actions.

4. Except as specifically addressed elsewhere herein, the Ceding Company and the Reinsurer each represent that to the best of its knowledge and belief it is, and shall use its best efforts to continue to be, in compliance in all material respects with all laws, regulations, and judicial and administrative orders applicable to this Agreement and the business reinsured under this Agreement.

5. Foreign Account Tax Compliance Act. Pursuant to Chapter 3 of the Code and as the Code may be amended from time to time, the Ceding Company and the Reinsurer agree to comply with all requirements of the Foreign Account Tax Compliance Act (“FATCA”) for the duration of the Agreement. As soon as practicable after the Effective Date of the Agreement, but no later than five (5) days prior to the end of the first Accounting Period, the Ceding Company and the Reinsurer shall each provide to the other all FATCA documentation required by the Internal Revenue Service (“IRS”), which may include a valid W-8, W-8BEN, W-8BEN-E, W-8EXP, W-9, or such other documentation approved for use by the IRS, that confirms any withholding requirements, or absence thereof.

The parties agree that should (i) the Ceding Company fail to provide the Reinsurer with the required FATCA documentation in a timely manner, the Reinsurer shall have the right to withhold from the Ceding Company any amounts necessary up to the maximum amount allowed by law in order to be in compliance with FATCA, and (ii) the Reinsurer fail to provide the Ceding Company with the required FATCA documentation in a timely manner, the Ceding Company shall have the right to withhold from the Reinsurer any amounts necessary up to the maximum amount allowed by law in order to be in compliance with FATCA.

ARTICLE XV—CLOSING CONDITIONS

The parties agree that this Agreement is conditioned upon and subject to the approval of the Illinois Department of Insurance pursuant to 215 ILCS 5/174, whereupon this Agreement shall be effective as of the Amended and Restated Effective Date and shall be binding upon and enforceable against the parties.

ARTICLE XVI—ASSIGNMENT OR TRANSFER

The reinsurance under this Agreement may not be novated, transferred, or assigned by either party without the non-transferring party’s prior written consent; provided, however, that the merger of either the Ceding Company or the Reinsurer with an entity which was under common control with it before such merger, shall not be deemed to be an assignment; any such resulting merged entity shall be considered to be the Ceding Company or the Reinsurer, as applicable, under this Agreement. Any required consent from the non-transferring party cannot be unreasonably withheld. The provisions of this Article are not intended to preclude the Reinsurer from retroceding the reinsurance on an indemnity basis.

ARTICLE XVII - REINSURER’S RIGHT OF NOTICE OF UNUSUAL PRACTICES

1. Ceding Company Practices. The Reinsurer assumes that, except as otherwise notified in writing by the Ceding Company, and agreed to in writing by the Reinsurer, the claims, general administrative processing rules or guidelines, and other insurance practices employed by the Ceding Company with respect to reinsurance ceded under this Agreement will remain consistent with current practice.

2. Notice of Unusual Practices. Where the Ceding Company does engage in exceptional or uncustomary practices with respect to business covered under this Agreement, the Ceding Company agrees to advise the Reinsurer in writing forty-five (45) days prior to implementing such change in practice and receive a written approval from the Reinsurer, such approval not to be unreasonably withheld. For the avoidance of doubt, the Ceding Company agrees that it would be reasonable for the Reinsurer to withhold approval should the change in practice have a material adverse impact on the Reinsurer.

SCHEDULE A

QUARTERLY REPORT OF ACTIVITY AND SETTLEMENT STATEMENT

Income Statement
1a	Coinsurance Net Premiums	Initialy - As defined in Article II. Ongoing - Coinsurance Net Premiums.
1b	MRT Premiums	As defined in the Agreement
2	Funds Withheld Account Interest	(20) *0.875%
3a	Coinsured Benefits	As defined in the Agreement
3b	MRT Benefits	As defined in the Agreement
4	Expense Allowances	[1a] * 10%
5	Decrease to the Funds Withheld Account	As defined in the Agreement
6	Gross Income	[1a] + [1b] + [2] - [3a] - [3b] - [4] + [5]
7	Reinsurance Charge	As defined in Article VI
8	Target Reserve Deficiency	2013 to 2020 - 0, 2021 & beyond - MAX(0, MIN( [22]-[21] - sum([8] - to[8] )+ sum([15a] [Illegible] to [15a] [Illegible]
9	Net Income	[6] - [7] - [8]
10	LCF BOP	[13] Illegible
11	LCF Interest	[10]* 1.26%
12	Profits(Losses) Applied to LCF	MIN(*([10] + [11]), [9])
13	LCF EOP	[10] + [11] + [12]
14	Experience Refund	2018 to Immediately prior to Experience Refund Termination Date = MAX (0, [9] - [12]). Experience Refund Termination Date & Beyond = 0.
15a	Actual Recapture Payment (discretionary)	[15b] unless Ceding Company fails to elect Quota Share Adjustment
15b	Calculated Recapture Payment	[8]
15c	Funds Withheld Account Payment	MAX(0, Min([15b] - [15a], [22]))

Net Settlement		Description
Accounts Paid to Reinsurer
	Reinsurance Premiums	[1a] + [1b]
	Funds Withheld Account Interest	[2]
	Decresess in Funds Withheld Account	[5]
16	Total Amount Paid to Reinsurer	[1a] + [1b] + [2] + [5]
Amounts Paid to Ceding Company
	Reinsurance Benefits	[3a] + [3b]
	Expense Allowances	[4]
	Experience Refund	[14]
	Recapture Payment	[15a]
	Funds Withheld Account Payment	[15c]
17	Total Paid to Ceding Company	[3a] + [3b] + [4] + [14] + [15a] + [15c]
18	Net Settlement to Reinsurer (to Ceding Co.)	[16] minus [17]

Balances
Net Stat Reserve (9/30/2012 & Prior)
Net Stat Reserve (10/1/12+)
19	Total Net Stat Reserve	For The Covered Co.YRT Policies, Gross Stat Rsv - 3rd Party Credit
20	Funds Withheld Account Balance	Initially, [20] + [1a] Ongoing, Min([20] - [5] + [15c], [19] - [24]
21	Target Net Coinsurance Reserve	2016 to 2020—[22]. 2021 & beyond - [21] *[29]
22	Net Coinsurance Reserve Pre-Recapture	MAX(0, [19] * [24] - [20] + [5])
23	Net Coinsurance Reserve Post-Recapture	MAX(0,[22] - [15a] - [15c])
24	Prior Coinsurance QS	Initially, 60% Ongoing =[25]
25	Revised Coinsurance QS	([23] + [20]) + [19]
26	Prior YRT1 QS	Initially 40%, Ongoing = [27]
27	Revised YRT1 QS	1.00 minus [25]
28	YRT2 QS	85%
29	Amortization Factor	See scheduled in Exhibit D

HA-FKLA-08

SCHEDULE B

FINANCIAL REPORTING REQUIREMENTS

Please provide the following information as soon as practical after the close of the quarter but not later than the due date as stated in the treaty. Please provide monthly or other interim reports if available. All reports should include both the Reinsurer’s Treaty Number as well as the Ceding Company’s reference number. The Ceding Company must maintain and provide upon request, sufficiently detailed reports such that reserve calculations can be independently verified by the Reinsurer’s auditors and examiners.

A) Quarterly Reporting

1)	Policy counts and face amount ceded.

2)	Statutory reserves should be split between MRT and coinsurance reserves and by type of reserve and issue year.

3)

Claim information – Claim Number, Policy number, Insured’s Name, Business or Policy Type, Type of Reinsurance (Co or YRT), Notification Date, Date of Death, Date of Birth, Cause of Death, Claim Amount, Status (paid, pending, resisted).

4)	Estimated tax reserves corresponding to the statutory reserves described above (4th quarter only).

5)	Policy level detail statutory reserve listing via electronic media.

B) ANNUAL STATUTORY REPORTING

1)	Actuarial Opinion signed by the appointed actuary

2)

For reserves using X-factors that are less than 100% in any duration, an actuarial opinion supported by an actuarial report with sufficient supporting documentation and detailed data to allow an independent review of the X-factors.

3)	Policy Exhibit

4)	Policy level detail statutory reserve listing via electronic madia.

5)	Exhibit reconciling detail listing to summary reports.

C) Annual Tax reporting

1)	Actual tax reserves by tax valuation basis.

2)	DAC tax information as stated in the treaty.

3)	Policy level detail tax reserve listing via electronic media.

D) Statutory Annual Statement when published.

Exhibit A-1

Policy Forms and Product names for all Covered Co/YRT Policies

RD Term Admin Plan Codes, with Policy Form F3600:
5NRDA	5NRDB	5NRDC	5NRDD	5NRDE	5NRD1	5NRD12
5NRD2	5NRD22	5NRD2E	5NRD2M	5NRD3	5NRD30	5NRD32
5NRD3E	5NRD3F	5NRD3L	5NRD3M	5NRD3N	5NRD3S	5NRD3T
5NRD3U	5NRD3V	5NRD4	5NRD40	5NRD42	5NRD4E	5NRD4F
5NRD4L	5NRD4M	5NRD4N	5NRD4S	5NRD4T	5NRD4U	5NRD4V
5NRD4X	5NRD4Y	5NRD5	5NRD50	5NRD52	5NRD5A	5NRD5E
5NRD5L	5NRD5M	5NRD5N	5NRD5S	5NRD5T	5NRD5U	5NRD5V
5NRD5Y

Mortgage Term Admin Plan Codes, with Policy Forms F3800 & F3800TRC:
5GMT1	5GMT10	5GMT1A	5GMT1B	5GMT2	5GMT20	5GMT2A
5GMT2B	5GMT2S	5GMT2U	5GMT3	5GMT30	5GMT3A	5GMT3B
5GMT3S	5GMT3U	5GMT4	5GMT40	5GMT4A	5GMT4B	5NMT1
5NMT10	5NMT1L	5NMT1N	5NMT1S	5NMT1U	5NMT2	5NMT20
5NMT2L	5NMT2N	5NMT2S	5NMT2U	5NMT3	5NMT30	5NMT3L
5NMT3N	5NMT3S	5NMT3U	5NMT4	5NMT40	5NMT4L	5NMT4N
5NMT45	5NMT4U

RD Express Term Admin Plan Codes, with Policy Form F4000:
5NRDM1	5NRDM2	5NRDM3	5NRDM4	5NRDX1	5NRDX2	5NRDX3
5NRDX4

Hybrid Combo and Hybrid Pilot Admin Plan Codes, with Policy Forms F4100 & F4200:
NRD21	NRD22	NRD23	NRD23M	NRD24	NRD25	NRD26
NRD27	NRD28	HADB1	HADB12	HADB13	HADB2	HADB22
HADB23	HADB3	HADB32	HADB33	HADB4	HADB42	HADB43
NRD31	NRD312	NRD313	NRD32	NRD322	NRD323	NRD33
NRD332	NRD333	NRD34	NRD342	NRD343

LBT Admin Plan Codes, with Policy Form WP300 & Combined Policy Form 34544:
061G1G	061G2G	061G3G	061G4G	061G5G	101G1G	101G2G
101G3G	101G4G	101G5G	101GTN	121G1G	121G2G	121G3G
121G4G	121G5G	135PUT	141G5G	FI_MDA	M00CHD	M00GIA
M10G1A	M30GIA	M50GIA	M70GIA	FI_M3A	FI_M5A

LifeStory Term Admin Plan Codes, with Policy Form F4000-02:
5NLS1	5NLS1M	5NLS2	5NLS2M	5NLS3	5NLS3M	5NLS4
5NLS4M	5NLSA	5NLSAM	5NLSB	5NLSBM	5NLSC	5NLSCM
5NLSD	5NLSDM

Exhibit A-1 (continued)

Policy Forms and Product names for all Covered Co/YRT Policies

Combined LBT ADB Rider Admin Plan Codes:
ADB

Combined LBT Waiver of Premium Rider Admin Plan Codes:
PW_M0A	PW_M1A	PW_M3A	PW_M5A	PW_M7A	PWPM0A	PWPM1A
PWPM3A	PWPM5A	PWPM7A

Combined LBT Child Rider Admin Plan Codes:
CTR5A

Combined LBT Dependent/Spouse Rider Admin Plan Codes:
FI_M0A	Fl_M3A	FI_M5A

Exhibit A-2

Policy Forms and Product names for all Covered YRT-only Policies

GDB whole Life Admin Plan Codes, with Policy Forms F3000, F3500, F3500MN, & F3500PA:
ADGWFM	ADGWMM	NGDWF	NGDWF1	NGDWFA	NGDWFM
NGDWFT	NGDWM	NGDWM1	NGDWMA	NGDWMM	NGDWMP
ADGWM	ADGWFP	ADGWMP	ADGWM2	NGDWF4	NGDWFR
NGDWFS	NGDWM4	NGDWMR	NGDWMS	ADGWF2

GDB 10-Yr Term Admin Plan Codes, with Policy Forms F3501, F3501MN, & F3501PA:
ADG1FM	ADG1MM	NG1F	NG1FA	NG1FM	NG1FP
NG1FSA	NG1FSM	NG1FSP	NG1M	NG1MA	NG1MM
NG1MS	NG1MSA	NG1MSM	NG1MSP	NG11	NG11A
NG11P	NG11SA	NG11SP	NG11S	NG11SM	ADGTF
ADGTM	ADGTMP

GDB 20-Yr Term Admin Plan Codes, with Policy Forms F3511, F3511MN, & F3511PA:
ADG2F	ADG2FM	ADG2FP	ADG2M	ADG2MM	ADG2MP
NG2FA	NG2FM	NG2FP	NG2FS	NG2FSA	NG2FSM
NG2M	NG2MA	NG2MM	NG2MP	NG2MS	NG2MSA

GDB 30-Yr Term Admin Plan Codes, with Policy Forms F3521, F3521MN, &F3521PA:
ADG3F	ADG3FM	ADG3FP	ADG3M	ADG3MM	ADG3MP
NG3FA	NG3FM	NG3FP	NG3FS	NG3FSM	NG3FSP
NG3MA	NG3MM	NG3MP	NG3MS	NG3MSP

RD Senior Life Whole Life Admin Plan Codes, with Policy Forms F3200 & F3200CA:
ADG3F	ADG3FM	ADG3FP	ADG3M	ADG3MM	ADG3MP
NG3FA	NG3FM	NG3FP	NG3FS	NG3FSM	NG3FSP

RD Senior Life Term Admin Plan Codes, with Policy Forms F3211, F3211CA, F3211HI, F3211SD, F3221, F3221CA, F3221HI, F3221SD, F3231, F3231CA, F3231HI, & F3231SD:
ADBGT3	RDS1F	RDS1F2	RDS1F3	RDS1F4	RDS1F5
RDS1F7	RDS1F8	RDS1F9	RDS1FA	RDS1FD	RDS1FM
RDS1FO	RDS1FR	RDS1FS	RDS1M	RDS1M2	RDS1M3
RDS1M5	RDS1M6	RDS1M7	RDS1M8	RDS1M9	RDS1MD
RDS1MN	RDS1MO	RDS1MR	RDS1MS	RDS1MT	RDS1MU
RDS2F2	RDS2F3	RDS2F4	RDS2F5	RDS2F6	RDS2F7
RDS2F9	RDS2FA	RDS2FD	RDS2FM	RDS2FN	RDS2FO
RDS2FS

Exhibit B

Scheduled Decrease to the Funds Withheld Account

Accounting Period	Scheduled Decrease
Amended and Restated Effective Date	Initial increase as described in Article II
9/30/2016	3,300,000
12/31/2016	3,300,000
3/31/2017	3,300,000
6/30/2017	The remaining Funds Withheld Account Balance

Exhibit C-1

YRT Guaranteed Premium Rates for all YRT-only Policies, for all Covered Co/YRT Policies in their level period, and for all Covered Co/YRT Policies that are whole life Products

I. Level Term Then ART-Plans: YRT Guaranteed Premium Rates During Level Premium Period

Product	Mortality Table During Level Premium Period (rates are per thousand)
Hybrid Pilot (all cause)	2001 CSO Select & Ultimate Valuation Table, ANB, Sex-Distinct, Smoker/Non-Smoker Distinct

Hybrid Combo (all cause)	2001 CSO Select & Ultimate Valuation Table, ANB, Sex-Distinct, Smoker/Non-Smoker Distinct

Hybrid Combo (ADB)	1996 ADB Ultimate Valuation Table, ANB, Sex-Distinct

Mortgage Term	2001 CSO Select & Ultimate Valuation Table, ALB, Sex-Distinct, Smoker/Non-Smoker Distinct

RD Express Term	2001 CSO Select & Ultimate Valuation Table, ALB, Sex-Distinct, Smoker/Non-Smoker Distinct

RD Term	2001 CSO Select & Ultimate Valuation Table, ALB, Sex-Distinct, Smoker/Non-Smoker Distinct

LifeStory Term	2001 CSO Select & Ultimate Valuation Table, ALB, Sex-Distinct, Smoker/Non-Smoker Distinct

II. Other Plans: YRT Guaranteed Premium Rates
Product	Mortality Table (rates are per thousand)
GDB Term & Whole Life (all cause)	2001 CSO Ultimate Valuation Table, ALB, Sex-Distinct, Composite for Smoker/Non-Smoker

GDB Term & Whole Life (ADB)	1959 ADB Ultimate Valuation Table, ALB, Sex-Distinct

LBT*	2001 CSO Ultimate Valuation Tables, ALB, Sex-Distinct, Smoker/Non-Smoker Distinct*

Combined LBT ADB Rider	1996 ADB Ultimate Valuation Table, ANB, Sex-Distinct

Combined LBT Child and Dependent/Spouse Riders	2001 CSO Ultimate Valuation Tables, ALB, Sex-Distinct, Smoker/Non-Smoker Distinct

RD Senior Life Term & Whole Life (all cause)	2001 CSO Ultimate Valuation Table, ALB, Sex-Distinct, Composite for Smoker/Non-Smoker

RD Senior Life Term & Whole Life (ADB)	1959 ADB Ultimate valuation Table, ALB, Sex-Distinct

*	For LBT, each case has an expected male/female mix, where that mix is used as the mortality basis for statutory valuations. The mix by admin plan code is as follows:

Admin Plan Code	Male/Female Mix
061G1G	LBT 100/0 male/female mix
061G2G	LBT 70/30 male/female mix
061G3G	LBT 50/50 male/female mix
061G4G	LBT 30/70 male/female mix
061G5G	LBT 0/100 male/female mix
101G1G	LBT 100/0 male/female mix
101G2G	LBT 70/30 male/female mix
101G3G	LBT 50/50 male/female mix
101G4G	LBT 30/70 male/female mix
101G5G	LBT 0/100 male/female mix
101GTN	LBT 30/70 male/female mix

Exhibit C-2

YRT Guaranteed Premium Rates for Covered Co/YRT

Policies in their post-level period

ART-Period Guaranteed Premium Rates Per $1,000 of face amount

	Hybrid Combo and Hybrid Pilot Guaranteed YRT Rates Per $1,000 of Face During ART Period
Attained Age	M NS	F NS	M Sm	F Sm
16	1.85	0.98	1.98	1.03
17	2.13	1.03	2.43	1.15
18	2.30	1.05	2.78	1.25
19	2.35	1.13	3.03	1.35
20	2.38	1.13	3.18	1.45
21	2.38	1.15	3.33	1.53
22	2.38	1.20	3.50	1.63
23	2.40	1.20	3.65	1.68
24	2.43	1.25	3.85	1.80
25	2.45	1.25	4.08	1.93
26	2.55	1.33	4.28	2.03
27	2.68	1.43	4.53	2.18
28	2.63	1.45	4.55	2.30
29	2.58	1.55	4.53	2.48
30	2.55	1.60	4.50	2.58
31	2.53	1.70	4.50	2.80
32	2.53	1.80	4.55	2.98
33	2.60	1.90	4.68	3.20
34	2.65	2.05	4.85	3.48
35	2.73	2.23	5.00	3.83
36	2.88	2.38	5.28	4.13
37	3.00	2.58	5.68	4.48
38	3.23	2.68	6.00	4.70
39	3.43	2.83	6.43	5.00
40	3.65	3.00	6.93	5.30
41	3.95	3.18	7.58	5.65
42	4.33	3.38	8.33	6.08
43	4.75	3.63	9.23	6.58
44	5.25	3.93	10.30	7.15
45	5.83	4.28	11.43	7.83
46	6.38	4.68	12.48	8.58
47	6.98	5.18	13.65	9.53
48	7.33	5.73	14.30	10.70
49	7.73	6.33	15.05	12.03
50	8.30	7.03	16.13	13.48
51	8.98	7.80	17.40	15.05
52	9.90	8.68	19.15	16.78
53	10.90	9.63	21.13	18.60
54	12.18	10.63	23.60	20.60
55	13.75	11.70	26.40	22.70

	Hybrid Combo and Hybrid Pilot Guaranteed YRT Rates Per $1,000 of Face During ART Period
Attained Age	M NS	F NS	M Sm	F Sm
56	15.35	12.95	29.25	24.95
57	17.08	14.25	32.28	27.35
58	18.55	15.65	34.65	29.88
59	20.25	17.05	37.40	32.25
60	22.30	18.50	40.73	34.93
61	24.80	20.08	44.85	37.70
62	27.85	21.80	49.83	40.83
63	31.28	23.58	55.35	43.95
64	34.88	25.50	61.00	47.25
65	38.68	27.63	66.58	50.85
66	42.53	29.98	71.95	54.68
67	46.43	32.55	77.18	58.98
68	50.63	35.43	82.68	63.70
69	54.98	38.58	88.13	68.83
70	60.25	42.05	94.73	74.55
71	66.15	46.05	101.95	81.08
72	73.90	50.53	111.78	88.28
73	82.08	55.38	121.65	eligible
74	90.68	60.70	131.63	104.53
75	100.08	66.60	143.23	113.08
76	110.33	73.08	155.58	122.40
77	122.23	80.20	eligible	132.43
78	136.13	88.08	186.35	143.23
79	152.18	96.58	205.13	154.90
80	169.68	106.08	225.18	167.48
81	189.60	118.98	247.63	185.18
82	210.35	133.53	270.28	204.40
83	232.73	148.03	294.03	223.13
84	257.50	164.05	319.85	243.25
85	285.18	182.10	350.23	263.53
86	315.85	198.48	363.48	280.43
87	349.35	223.13	419.23	307.23
88	385.25	248.88	456.80	333.98
89	423.13	276.33	495.68	360.88
90	462.65	301.63	535.33	382.63
91	499.83	314.43	571.08	387.35
92	538.58	339.60	607.55	406.65
93	579.45	376.95	645.25	437.75
94	622.63	424.10	684.35	477.43

Exhibit C-2 (continued)

YRT Guaranteed Premium Rates for Covered Co/YRT

Policies in their post-level period

ART-Period Guaranteed Premium Rates Per $1,000 of face amount

	RD Term, RD Express Term, LifeStory, and Mortgage Term Guaranteed YRT Rates Per $1.000 of Face During ART Period
Issue Age	M NS	F NS	M Sm	F Sm
16	2.16	1.15	2.41	1.27
17	2.44	1.21	2.89	1.39
18	2.58	1.27	3.20	1.51
19	2.64	1.33	3.45	1.66
20	2.67	1.33	3.65	1.75
21	2.67	1.39	3.82	1.87
22	2.67	1.42	4.02	1.96
23	2.70	1.42	4.22	2.05
24	2.73	1.48	4.45	2.17
25	2.81	1.51	4.70	2.35
26	2.92	1.63	4.95	2.50
27	2.98	1.69	5.09	2.65
28	2.98	1.78	5.12	2.83
29	2.98	1.87	5.12	3.01
30	2.98	1.96	5.12	3.19
31	2.98	2.08	5.15	3.43
32	3.01	2.20	5.24	3.67
33	3.10	2.35	5.41	3.97
34	3.16	2.53	5.61	4.36
35	3.31	2.74	5.84	4.75
36	3.46	2.95	6.18	5.14
37	3.67	3.13	6.58	5.47
38	3.94	3.28	7.06	5.80
39	4.18	3.46	7.60	6.16
40	4.51	3.67	8.25	6.55
41	4.90	3.91	9.05	7.00
42	5.38	4.18	9.99	7.57
43	5.94	4.51	11.10	8.20
44	6.56	4.90	12.35	8.95
45	7.24	5.35	13.60	9.82
46	7.92	5.89	14.85	10.84
47	8.48	6.62	15.90	12.10
48	8.92	7.21	16.70	13.60
49	9.48	7.99	17.72	15.28
50	10.22	8.86	19.06	17.08
51	11.17	9.85	20.80	19.06
52	12.33	10.96	22.91	21.19
53	13.66	12.13	25.44	23.50
54	15.35	13.36	28.46	25.96
55	17.25	14.77	31.68	28.57

	RD Term, RD Express Term, LifeStory, and Mortgage Term Guaranteed YRT Rates Per $1.000 of Face During ART Period
Issue Age	M NS	F NS	M Sm	F Sm
56	19.21	16.30	35.01	31.38
57	21.11	17.92	38.08	34.18
58	23.01	19.60	41.01	37.12
59	25.23	21.31	44.45	40.27
60	27.93	23.11	48.69	43.54
61	31.22	25.09	53.87	47.08
62	35.04	27.19	59.82	50.83
63	39.22	29.41	66.19	54.67
64	43.58	31.84	72.56	58.81
65	48.12	34.54	78.79	63.28
66	52.72	37.48	84.82	68.14
67	57.52	40.75	90.91	73.54
68	62.59	44.38	97.14	79.45
69	68.28	48.34	104.00	85.96
70	74.92	52.81	111.85	93.31
71	82.98	57.91	121.50	101.53
72	92.41	63.49	132.71	110.47
73	102.34	69.58	144.01	120.22
74	113.01	76.33	156.25	130.42
75	124.63	83.74	169.85	141.13
76	137.73	91.87	184.93	152.71
77	152.97	100.87	202.37	165.19
78	170.67	110.68	222.37	178.66
79	190.50	121.45	244.39	193.15
80	212.62	134.83	268.46	211.21
81	236.66	151.27	294.04	233.29
82	262.13	168.67	320.38	256.03
83	289.94	186.94	348.42	279.25
84	320.86	207.31	380.15	303.43
85	358.80	227.95	420.28	325.78
86	400.94	252.34	464.23	351.61
87	446.98	282.46	511.49	383.65
88	496.52	314.23	561.40	415.72
89	549.17	345.85	613.47	445.08
90	602.55	369.13	654.83	461.74
91	668.07	391.39	714.82	475.42
92	712.79	428.29	766.80	504.97
93	773.22	478.30	821.16	546.79
94	837.55	540.58	879.59	605.08

Exhibit D

Amortization Factors

Accounting Period	Amortization Factor
3/31/2021	0.95833
6/30/2021	0.95652
9/30/2021	0.95455
12/31/2021	0.95238
3/31/2022	0.95000
6/30/2022	0.94737
9/30/2022	0.94444
12/31/2022	0.94118
3/31/2023	0.93750
6/30/2023	0.93333
9/30/2023	0.92857
12/31/2023	0.92308
3/31/2024	0.91667
6/30/2024	0.90909
9/30/2024	0.90000
12/31/2024	0.88889
3/31/2025	0.87500
6/30/2025	0.85714
9/30/2025	0.83333
12/31/2025	0.80000
3/31/2026	0.75000
6/30/2026	0.66667
9/30/2026	0.50000
12/31/2026	0.00000

Exhibit E

MRT1 Premium Factors

I.	Whole life policies and policies during their level period: 13.75%

II.	Policies in their post-level period: 8.333%